As Filed with the Securities and Exchange Commission October 3, 1994
                                                Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            SEALED AIR CORPORATION
               (Exact Name of Issuer as Specified in its Charter)

                   Delaware                     No. 22-1682767
       (State or Other Jurisdiction            (I.R.S. Employer
       of Incorporation or Organization)    Identification Number)

             Saddle Brook, New Jersey 07663-5291    (201) 791-7600
        (Address and Telephone Number of Principal Executive Offices)

                           Robert M. Grace, Jr., Esq.
                         General Counsel and Secretary
                             Sealed Air Corporation
               Park 80 East,  Saddle Brook, New Jersey 07663-5291
                                 (201) 791-7600
           (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box. [   ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

                        CALCULATION OF REGISTRATION FEE
Title of each
class of                       Proposed maximum  Proposed maximum  Amount of
securities to    Amount to be  offering price    aggregate         registration
be registered    registered    per unit*         offering price    fee

Common Stock-     11,079          $33.25         $368,376.75        $127.03
par value         shares
$0.01 per
share

* Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and based on the average of the high and low sale prices of the Registrant's Common Stock as reported in the New York Stock Exchange consolidated reporting system on September
28, 1994.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A)
OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REIGSTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                              Prospectus

                            11,079 SHARES

                        SEALED AIR CORPORATION

                             COMMON STOCK
                      (PAR VALUE $0.01 PER SHARE)

          This Prospectus relates to 11,079 outstanding shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of Sealed Air Corporation, a Delaware corporation ("Sealed Air"), that are being sold for the account of a stockholder (the "Selling Stockholder") of Sealed Air. See "Plan of Distribution" for a brief description of the plan of distribution of the Shares.

          The Common Stock is traded on the New York Stock Exchange. The last reported sale price of Sealed Air Common Stock on the New York Stock
Exchange-Composite Transaction Index on                , 1994  was $
per share.

          Neither delivery of this Prospectus nor any disposition or acquisition of Common Stock made pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or incorporated by reference herein since the date of this Prospectus or since the dates as of which information is set forth herein or incorporated by reference herein. No person is authorized to give any information or to make any representations other than as contained herein, and if given or made, such information or representations must not be relied upon as having been authorized by Sealed Air. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of the Common Stock in any state to any person to whom it is unlawful to make such offer or solicitation in such state.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus is                    , 1994 .
                    Subject to Completion October 3, 1994
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                       STATEMENT OF AVAILABLE INFORMATION

          Sealed Air is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information filed by Sealed Air can be inspected and copied at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at regional public reference facilities maintained by the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Certain of such materials are also available through the SEC's Electronic Data Gathering and Retrieval System ("EDGAR"). Copies of such material can be obtained from the Public Reference Section of the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450
Fifth Street, N.W., Washington, D.C. 20549. Sealed Air's reports, proxy statements and other information concerning Sealed Air can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          Sealed Air has filed with the SEC a Registration Statement (together with all amendments and exhibits thereto, "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by Sealed Air (File No. 1-7834) with the SEC are hereby incorporated by reference into this Prospectus:

          (a) Sealed Air's Annual Report on Form 10-K for the year ended December 31, 1993, which incorporates by reference audited consolidated financial statements of Sealed Air for the three years ended December 31, 1993 that appear in Sealed Air's 1993 Annual Report to Stockholders;

          (b) Sealed Air's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994; and

          (c) the description of Sealed Air's capital stock which is contained in Item 1 of Sealed Air's Registration Statement on Form 8-A dated May 1, 1979.

          All documents filed by Sealed Air with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document.

          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          COPIES OF THE ABOVE DOCUMENTS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) MAY BE OBTAINED UPON ORAL OR WRITTEN REQUEST WITHOUT CHARGE FROM THE SECRETARY, SEALED AIR CORPORATION, PARK 80 EAST, SADDLE BROOK, NEW JERSEY 07663-5291 (TELEPHONE NUMBER 201-791-7600).

                                  THE COMPANY

          Sealed Air Corporation and its subsidiaries are engaged primarily in the manufacture and marketing of protective packaging materials and systems.

          Originally formed in 1960, Sealed Air is incorporated in the State of Delaware and has its principal executive office at Park 80 East, Saddle Brook, New Jersey 07663-5291 (Telephone: 201-791-7600).

                              SELLING STOCKHOLDER

          The shares subject to this offering (the "Shares"), as listed below, may be offered hereunder from time to time by the Selling Stockholder named below so long as the Registration Statement of which this Prospectus forms a part remains effective. Sealed Air has agreed with the Selling Stockholder to use its commercially reasonable efforts to keep the Registration Statement of which this Prospectus forms a part effective until September 8, 1997.

Name of Selling        Number of Shares             Number of Shares
Stockholder            Held Prior to                Subject to This
                       This Offering                Offering

Aud Rolseth Sanner        11,079                        11,079

          All of the shares covered by this Prospectus were issued by Sealed Air pursuant to a Stock Purchase Agreement dated as of May 30, 1994, as amended (the "Stock Purchase Agreement"), between Sealed Air B.V., a Netherlands company and a wholly-owned subsidiary of Sealed Air (the "Purchaser"), Aud Rolseth Sanner, a Norwegian individual (the "Selling Stockholder"), and Sealed Air, pursuant to which the Purchaser acquired all of the outstanding shares of Emballasje-Teknikk AS, a Norwegian company (the "Acquired Company"), on September 8, 1994 (the "Emtek Acquisition"). The Stock Purchase Agreement contains mutual indemnification provisions between Sealed Air and the Selling Stockholder covering this registration and offering.

          The Selling Stockholder did not hold any position or have a material relationship with Sealed Air or any affiliate of Sealed Air during the three years preceding the consummation of the Emtek Acquisition. Since the Emtek Acquisition, the Selling Stockholder has served as the general manager and a director of the Acquired Company, which as a result of the Emtek Acquisition is an indirect wholly-owned subsidiary of Sealed Air.

          Based on information furnished to Sealed Air by the Selling Stockholder, the only shares of Sealed Air Common Stock owned by her at the commencement of this offering were the shares which she acquired in the Emtek
Acquisition.   Under the Stock Purchase Agreement, the purchase price is to be paid in four installments, the first of which was paid at the closing on September 8, 1994, with the others payable on January 25, 1995, January 25, 1996 and September 8, 1997. Each installment can be paid, at the Purchaser's option, in cash, in shares of Sealed Air's Common Stock valued at the time such shares are issued, or in a combination of cash and shares of Sealed Air's Common Stock, subject to a cumulative limit on future payments in shares of Sealed Air's Common Stock of shares valued at 4,875,000 Norwegian krona. Sealed Air has agreed with the Selling Stockholder that, if additional shares of Sealed Air's Common Stock are issued in payment of future installments due under the Stock Purchase Agreement, it will file registration statements with respect to the shares so issued so as to permit their resale by the Selling Stockholder on substantially the same terms and conditions as this Registration Statement.

                              PLAN OF DISTRIBUTION

          Sealed Air has been advised that the Shares may be sold from time to time by the Selling Stockholder or by its pledgees, donees, transferees or other successors in interest. Such sales may be made in one or more transactions on the New York Stock Exchange, including ordinary brokers' transactions, block transactions, privately negotiated transactions effected on that Exchange, or through sales to one or more brokers or dealers for resale of such Shares as principals on or off such Exchange, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Sealed Air has also been advised that usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholder in connection with such sales, where appropriate, and that no agreements, arrangements or understandings have been entered into with brokers or dealers pertaining to the distribution of the Shares. The Selling Stockholder and any brokers or dealers that participate with the Selling Stockholder in effecting transactions in the Shares may be deemed, without so admitting, to be underwriters. Any profits received by the Selling Stockholder and any discounts, fees or commissions received by such brokers or dealers might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any of the Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

                                 LEGAL OPINION

          The validity of the shares of Common Stock offered hereby has been passed upon for Sealed Air by Robert M. Grace, Jr., Esq., General Counsel and Secretary of Sealed Air. As of the date of this Prospectus, Mr. Grace was employed by Sealed Air and was the beneficial owner of approximately 45,904 shares of Sealed Air Common Stock.

                                    EXPERTS

          The consolidated financial statements and financial statement schedules of Sealed Air and its subsidiaries as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 incorporated by reference in this Prospectus and in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of such firm as experts in auditing and accounting. The report of KPMG Peat Marwick LLP covering the December 31, 1993 consolidated financial statements refers to a change in Sealed Air's method of accounting for income taxes.

                                 PART II

                INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          The fees and expenses to be paid by the Registrant in connection with the distribution of the securities being registered hereby are estimated as follows:

          Registration Fee..................................$   127.03
          Accounting Fees and Expenses....................... 7,500.00
          Miscellaneous.......................................1,000.00
                                                           $  8,627.03

Item 15.  Indemnification of Directors and Officers.

          Section 145 of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that: (1) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal cases, had no reasonable cause to believe such person's conduct was unlawful; (2) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any action or suit by or in the right of the corporation for judgment in favor of the corporation because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and (3) a director or officer shall be indemnified by the corporation against expenses reasonably incurred by such person in connection with and to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding clauses, or in defense of any claim, issue or matter therein.

          Under Article THIRTEENTH of the Registrant's Certificate of Incorporation and Article VIII of the Registrant's By-Laws, indemnification of directors and officers is provided for to the fullest extent permitted under the General Corporation Law. Article EIGHTEENTH of the Registrant's Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as directors, except to the extent such exemption from liability is not permitted under the General Corporation Law. The General Corporation Law, the Registrant's

Certificate of Incorporation and the By-Laws of the Registrant permit the purchase by the Registrant of insurance for indemnification of directors and officers. The Registrant currently maintains directors and officers liability insurance.

          The foregoing summary of Section 145 of the General Corporation
Law, Articles THIRTEENTH and EIGHTEENTH of the Certificate of Incorporation of the Registrant and Article VIII of the By-Laws of the Registrant is qualified in its entirety by reference to the relevant provisions of Section 145, the relevant provisions of the Registrant's Certificate of Incorporation, which are incorporated herein by reference to Exhibit (2)(B) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992, File No. 1-7834, and the relevant provisions of the Registrant's By-Laws, which are incorporated herein by reference to Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 1-7834.

          The Registrant and the selling stockholder named in the Prospectus have agreed to indemnify each other, as well as in the case of the selling stockholder any person who controls the Registrant, against certain liabilities under the Securities Act of 1933, as amended, as set forth in
Section 9(d) of the Stock Purchase Agreement constituting Exhibit 2 to this Registration Statement.

Item 16.  Exhibits.

Exhibit Number                Description

2 Stock Purchase Agreement dated as of May 30, 1994 between the Registrant, Sealed Air B.V. and Aud Rolseth Sanner, and Amendment No. 1 to such Stock Purchase Agreement dated as of September 8, 1994.

4.1 Unofficial Composite Certificate of Incorporation of the Registrant as currently in effect. (Exhibit (2)(B) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992, File No. 1-7834, is incorporated herein by reference.)

4.2 By-Laws of the Registrant as currently in effect. (Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 1-7834, is incorporated herein by reference.)

5 Opinion of Robert M. Grace, Jr., General Counsel and Secretary, Sealed Air Corporation, as to the legality of the securities registered.

23.1           Consent of KPMG Peat Marwick LLP.

23.2 Consent of Robert M. Grace, Jr., General Counsel and Secretary, Sealed Air Corporation (Contained in opinion filed as Exhibit
               5).

24 Powers of Attorney (Contained in signature pages of this Registration Statement).

Item 17.  Undertakings.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Saddle Brook and the State of New Jersey, on the 3rd day of October, 1994.

                              SEALED AIR CORPORATION


                              By      T. J. DERMOT DUNPHY
                                   T. J. Dermot Dunphy
                                   President


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose individual signature appears below hereby authorizes T. J. Dermot Dunphy, William V. Hickey and Robert M. Grace, Jr., and each of them, as attorneys-in-fact, with full power of substitution, to execute, in the name and on behalf of each such person and in each capacity stated below, and to file any amendment to this Registration Statement, including any and all post-effective amendments.

     Signature           Title                    Date

T. J. DERMOT DUNPHY      President and Director          October 3, 1994
T.J. Dermot Dunphy       (Principal Executive Officer)

WILLIAM V. HICKEY        Senior Vice President-          October 3, 1994
William V. Hickey        Finance (Principal Financial
                         and Accounting Officer)

JOHN K. CASTLE           Director                        October 3, 1994
John K. Castle


LAWRENCE R. CODEY        Director                        October 3, 1994
Lawrence R. Codey

CHARLES F. FARRELL, JR.  Director                        October 3, 1994
Charles F. Farrell, Jr.


DAVID FREEMAN            Director                        October 3, 1994
David Freeman


                         Director



ALAN H. MILLER           Director                        October 3, 1994
Alan H. Miller


R. L. SAN SOUCIE         Director                        October 3, 1994
R.L. San Soucie